Execution Version

FIRST AMENDMENT, WAIVER AND CONSENT TO LOAN AND SECURITY AGREEMENT

This FIRST AMENDMENT, WAIVER AND CONSENT TO LOAN AND SECURITY AGREEMENT (this “First Amendment”) is made and entered into as of July 11, 2019 (the “First Amendment Effective Date”), by and between EAST WEST BANK, a Delaware corporation (“Bank”), and NEW AGE BEVERAGES CORPORATION, a Washington corporation (“Borrower”).

WHEREAS, Borrower and Bank are party to that certain Loan and Security Agreement, dated as of March 29, 2019, by and between Borrower, as borrower, and Bank, as lender (as heretofore amended, restated, amended and restated, supplemented or otherwise modified, the “Loan Agreement”);

WHEREAS, Borrower has entered into that certain Agreement and Plan of Merger, dated as of May 30, 2019 (the “Merger Agreement”), by and among Brands Within Reach, LLC (“BWR”), BWR Acquisition Corp. and Borrower, pursuant to which Borrower shall acquire BWR (the “Merger”);

WHEREAS, pursuant to Section 6.11 of the Merger Agreement, Borrower has made a loan to BWR in the aggregate amount of no more than $1,000,000 (the “Demand Loan”);

WHEREAS, Borrower and Bank desire to (i) amend certain provisions of the Loan Agreement and (ii) waive any default or Event of Default that has arisen or would otherwise arise under Section 8.2(a) of the Loan Agreement for failure to comply with the covenants in Section 7.3 and Section 7.7(b) of the Loan Agreement in connection with the Merger and the Demand Loan; and

WHEREAS, pursuant to Section 9.6 of the Loan Agreement, a waiver under the Loan Agreement may be granted by Bank, and pursuant to Section 12.7 of the Loan Agreement, the Loan Agreement may be amended by an instrument in writing signed by Borrower and Bank.

NOW, THEREFORE, in consideration of the mutual agreements herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Definitions; Loan Document. Capitalized terms used herein without definition shall have the meanings assigned to such terms in the Loan Agreement. This First Amendment shall constitute a Loan Document for all purposes of the Loan Agreement and the other Loan Documents.

2. Waiver. Bank hereby waives any non-compliance by Borrower with the covenants set forth in Section 7.3 and Section 7.7(b) of the Loan Agreement as a result of the Merger and the Demand Loan and any default or Event of Default that may have occurred or would otherwise arise as a result thereof.

3. Consent. Upon the effectiveness of this First Amendment, Bank hereby agrees, solely with respect to the Merger and the Demand Loan, to waive the requirements under Section 7.3 and Section 7.7(b) of the Loan Agreement that Borrower obtain Bank’s prior written consent to (i) merge or consolidate with any other Person and (ii) make any Investment other than Permitted Investments.

4. Amendment to Section 6.2(e). Section 6.2(e) of the Loan Agreement is hereby amended by replacing “contemporaneously with the furnishing of the financial statements required pursuant to Sections 6.2(a), (c) and (d)” with “contemporaneously with the furnishing of the financial statements required pursuant to Sections 6.2(c) and (d)”.

5. Conditions to Effectiveness. This First Amendment shall become effective upon (i) receipt by Bank of counterpart signatures to this First Amendment duly executed and delivered by Bank and Borrower and (ii) Bank’s receipt of (a) payment of an amendment fee in an amount equal to $3,000.00, (b) a secretary’s certificate of BWR together with its Operating Documents, incumbency, specimen signatures and resolutions authorizing the execution and delivery of the Loan Documents to which it is a party, (c) that certain Supplement to Guarantee and Pledge, dated as of July 11, 2019, executed by BWR in favor of Bank, and (d) that certain Intellectual Property Security Agreement, dated as of July 11, 2019, executed by BWR in favor of Bank, together with the duly executed original signatures thereto.

6. Expenses. Borrower agrees to pay on demand all expenses of Bank (including, without limitation, the fees and out-of-pocket expenses of Covington & Burling LLP, counsel to Bank) incurred in connection with the negotiation, preparation, execution and delivery of this First Amendment.

7. Post-Closing Obligations. Notwithstanding anything to the contrary herein or in the other Loan Documents (it being understood that to the extent that the existence of any of the following post-closing obligations that is not overdue would otherwise cause any representation, warranty, covenant, default or Event of Default in the Loan Agreement or any other Loan Document to be in breach, Bank hereby waives such breach for the period from the date hereof until the first date on which such condition is required to be fulfilled (giving effect to any extensions thereof) pursuant to this Section 7), Borrower shall deliver or cause to be delivered the following items to Bank no later than the dates set forth below (or such later date agreed to by Bank in its sole discretion):

(a) no later than 5 days after the First Amendment Effective Date, stock certificates together with stock powers endorsed in blank in respect of the equity interests of BWR;

(b) no later than 30 days after the First Amendment Effective Date, (i) Control Agreements in form and substance reasonably satisfactory to Bank for each Collateral Account maintained by BWR in the United States (other than Excluded Accounts);

(c) no later than 45 days after the First Amendment Effective Date, landlord access agreements and bailee letters with respect to BWR as contemplated by Section 7.2 of the Loan Agreement, each in form and substance reasonably satisfactory to Bank; and

(d) no later than 30 days after the First Amendment Effective Date (i) insurance certificates and endorsements covering BWR from one or more insurance companies reasonably satisfactory to Bank, evidencing property and liability coverage for BWR required to be maintained pursuant to the Loan Documents, with Bank named as loss payee or additional insured, as applicable, or (ii) evidence satisfactory to Bank that BWR has been added under Borrower’s insurance coverage.

8. Representations and Warranties. Borrower hereby represents and warrants to Bank as follows:

(a) After giving effect to this First Amendment, the representations and warranties contained in the Loan Agreement or any other Loan Document shall be true, accurate and complete in all material respects; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date.

(b) After giving effect to this First Amendment, no default or Event of Default shall have occurred and be continuing.

9. No Implied Amendment or Waiver. Except as expressly set forth in this First Amendment, this First Amendment shall not, by implication or otherwise, limit, impair, constitute a waiver of or otherwise affect any rights or remedies of Bank under the Loan Agreement or alter, modify, amend or in any way affect any of the terms, obligations or covenants contained in the Loan Agreement, all of which shall continue in full force and effect. Nothing in this First Amendment shall be construed to imply any willingness on the part of Bank to agree to or grant any similar or future consent or waiver of any of the terms and conditions of the Loan Agreement or the other Loan Documents.

10. Release. Borrower hereby acknowledges and agrees that: (a) to its knowledge neither it nor any of its Affiliates have any claim or cause of action against Bank (or any of its Affiliates, officers, directors, employees, attorneys, consultants or agents) under the Loan Agreement as of the date hereof and (b) to its knowledge, as of the date hereof, Bank has heretofore properly performed and satisfied in a timely manner all of their respective obligations to Borrower under the Loan Agreement. Notwithstanding the foregoing, Bank wishes to eliminate any possibility that any past conditions, acts, omissions, events or circumstances would impair or otherwise adversely affect any of Bank’s rights, interests and/or remedies under the Loan Agreement. Accordingly, for and in consideration of the agreements contained in this Amendment and other good and valuable consideration, Borrower (for itself and its Affiliates and the successors and assigns of each of the foregoing) (each a “Releasor” and collectively, the “Releasors”) does hereby fully, finally, unconditionally and irrevocably release and forever discharge Bank and its Affiliates, officers, directors, employees, attorneys, consultants and agents (each a “Released Party” and collectively, the “Released Parties”) from any and all debts, claims, obligations, damages, costs, attorneys’ fees, suits, demands, liabilities, actions, proceedings and causes of action, in each case, whether known or unknown, contingent or fixed, direct or indirect, and of whatever nature or description, and whether in law or in equity, under contract, tort, statute or otherwise, in each case that exist or have occurred on or prior to the date of this Amendment which any Releasor has heretofore had or now shall or may have against any Released Party by reason of any act, omission or thing whatsoever done or omitted to be done, except for a Released Party’s gross negligence or willful misconduct as determined by a final, non-appealable judgment of a court of competent jurisdiction, prior to the date hereof arising out of, connected with or related in any way to the Loan Agreement, or any act, event or transaction related or attendant thereto, or Bank’s agreements contained therein, or the possession, use, operation or control in connection therewith of any of the assets of Borrower, or the making of any advance thereunder, or the management of such advance, in each case on or prior to the date of this Amendment. Counterparts. This First Amendment may be executed by the parties hereto in several counterparts, each of which shall be an original and all of which shall constitute together but one and the same agreement. Delivery of an executed counterpart of a signature page to this First Amendment by e-mail (e.g., “pdf” or “tiff”) or telecopy shall be effective as delivery of a manually executed counterpart of this First Amendment.

11. Governing Law. THIS FIRST AMENDMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF NEW YORK WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to be executed by their respective officers thereunto duly authorized as of the day and year first above written.

NEW AGE BEVERAGES CORPORATION,
as Borrower

By:	/s/ Gregory A. Gould
Name:	Gregory A. Gould
Title:	Chief Financial Officer

EAST WEST BANK,
as Bank

By:	/s/ Pa Cheng
Name:	Pa Cheng
Title:	Portfolio Manager, AVP

Signature Page to First Amendment, Waiver and Consent